Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Third Quarter Financial Results

WebMD Increases Revenue and Earnings Expectations for 2013

New York, NY (October 29, 2013)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended September 30, 2013.

“Our third quarter results and our increased expectations for the fourth quarter reflect the positive changes that we are seeing in our business and in the marketplace,” said David Schlanger, Chief Executive Officer, WebMD. “We expect this momentum to continue as we exit the year. We believe that we are taking the steps needed to capture additional advertising and sponsorship revenue, including in mobile, and to create diversified revenue streams and additional long-term growth opportunities.”

Financial Highlights

For the three months ended September 30, 2013:

•	Revenue was $130.9 million, compared to $117.5 million in the prior year period, an increase of 11%. Public portal advertising and sponsorship revenue was $109.6 million, compared to $97.6 million in the prior year period. Private portal services revenue was $21.3 million, compared to $19.9 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 80% to $31.7 million, or 24% of revenue, compared to $17.6 million, or 15% of revenue, in the prior year period.

•	Net income was $3.2 million, or $0.06 per diluted share, compared to a net loss of $(0.9) million, or $(0.02) per diluted share, in the prior year period. Net income would have been $5.2 million, or $0.10 per diluted share, in the current period excluding an after-tax loss on convertible notes of $(2.0) million, or $(0.04) per diluted share. Net loss in the prior year period would have been $(3.1) million, or $(0.06) per diluted share, excluding after-tax income from discontinued operations of $2.2 million, or $0.04 per diluted share.

Traffic Highlights

Traffic to the WebMD Health Network during the third quarter reached an average of 138.0 million unique users per month and total traffic of 2.95 billion page views for the quarter, increases of 29% and 15%, respectively, from the prior year period.

Balance Sheet Highlights

During the quarter, WebMD utilized: $170.5 million in cash to repurchase 5 million shares of its Common Stock in a tender offer; $7.7 million in cash to repurchase approximately 0.3 million shares of its Common Stock under its authorized share buyback program; and $101.8 million in cash to repurchase $100 million principal amount of its 2.25% Convertible Notes due 2016.

As of September 30, 2013, WebMD had approximately $776 million in cash and cash equivalents and $700 million in aggregate principal amount of convertible notes outstanding.

After the end of the quarter, WebMD utilized: $177.3 million in cash to repurchase all of the approximately 5.5 million shares of WebMD common stock beneficially owned by Carl C. Icahn and certain of his affiliates; and $48.6 million in cash to repurchase $47.8 million principal amount of its 2.25% Convertible Notes due 2016.

As of today, WebMD has: approximately 40.5 million shares of its common stock outstanding (including approximately 1.0 million unvested shares of restricted stock); approximately $550 million in cash and cash equivalents; and $652.2 million in aggregate principal amount of convertible notes outstanding.

WebMD has approximately $54 million remaining in its authorized share buyback program.

Financial Guidance

Today, WebMD increased its revenue and earnings guidance for 2013 based on year-to-date actual results and its expectations for continued momentum in its public portals advertising business in the fourth quarter.

For the fourth quarter of 2013, WebMD expects:

•	Revenue to be in excess of $141 million;
•	Adjusted EBITDA to be in excess of $36 million; and
•	Net income to be in excess of $7.7 million.

WebMD expects the following for 2013:

•	Revenue to be in excess of $510 million;
•	Adjusted EBITDA to be in excess of $118 million; and
•	Net income to be in excess of $12 million.

WebMD expects 2013 revenue distribution to be:

•	Approximately 84% from public portals advertising and sponsorship, representing growth in such revenue of 9% or greater over the prior year, and

•	Approximately 16% from private portal licensing, representing growth in such revenue of 4% or greater over the prior year.

A schedule summarizing the Company’s increased financial guidance is attached to this press release.

Acquisition of Avado, Inc.

Today, WebMD also announced that it has acquired Avado, Inc., a developer of cloud-based patient relationship management (PRM) tools and technologies that enable better communication between consumers and health care professionals. A copy of that press release can be found at www.wbmd.com.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its third quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

*****************************

All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

*****************************

This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

*****************************

WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

4